Pricing Supplement Dated November 24,1998                       Rule 424(b)(3)
(To Prospectus Dated July 29, 1998)                         File No. 333-59551

                     GENERAL MOTORS ACCEPTANCE CORPORATION
                       Medium-Term Notes - Floating Rate
____________________________________________________________________________
Agent:                       NA
Principal Amount:            $350,000,000
Agent's Discount
  or Commission:             NA
Net Proceeds to Company:     $350,000,000
Initial Interest Rate:       Reset on the Issue Date (also an Interest
                             Reset Date).
Issue Date:                  12/01/98
Maturity Date:               12/01/00
____________________________________________________________________________

Calculation Agent:  GMAC

Interest Calculation:
      /X/  Regular Floating Rate Note
      Interest Rate Basis: / / CD Rate             / / Commercial Paper Rate
                           / / Prime Rate          / / Federal Funds Rate
                           /X/ LIBOR (see below)   / / Treasury Rate
                           / / Other
                           (see attached)

      If LIBOR, Designated LIBOR Page / / Reuters Page: / / or
        /X/ Telerate Page: 3750

Interest Reset Dates:   Each March 1, June 1, September 1, and December 1.
                        The first Interest Reset Date will be
                        December 1, 1998.  The final interest reset date will
                        be September 1, 2000.
Interest Payment Dates: Each March 1, June 1, September 1, and December 1
                        commencing March 1, 1999 and ending December 1, 2000.
Index Maturity:         3 Months
Spread (+/-):           +.15%

Day Count Convention:
      /X/ Actual/360 for the period from  12/01/98 to 12/01/00
      / / Actual/Actual for the period from  / /   to  / /
      / / 30/360 for the period from  / /   to  / /

Redemption:
      /X/ The Notes cannot be redeemed prior to the Stated Maturity Date. / / The Notes may be redeemed prior to Stated Maturity Date.
      / / Initial Redemption Date:
          Initial Redemption Percentage: ___%
          Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.

Repayment:
      / / The Notes cannot be repaid prior to the Maturity Date.
      /X/ The Notes can be repaid at par plus accrued interest, if any, each
          June 1, and December 1 prior to the Maturity Date at the option of the holder of the Notes upon not less than 21 days, but not more than 29 days written notice to the Company.
      / / Optional Repayment Date(s):
          Repayment Price:    %


Currency:
      Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)
Original Issue Discount:  / / Yes     /X/ No
      Total Amount of OID:            Yield to Maturity:
      Initial Accrual Period:
Form:  /X/  Book-Entry              / /  Certificated
Other: / /  Principal               /X/  Agent